Exhibit 2.01

Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
Tel: (281) 871-2699
The table below provides the relevant payments to governments made by Halliburton Company and its subsidiaries (the “Company”) in the year ended December 31, 2023.
Disclosure of Payments (amounts in $USD)

Country	Project	Business Segment	Government Entity	Taxes	Fees	Resource	Method of Extraction	Total Paid to Government
United States of America	Bentonite Mining	Drilling and Evaluation	Bureau of Land Management	⸺	$282,150	Mineral (Barite, Bentonite)	Open Pit Mine	$282,150
			Internal Revenue Service	$40,894[1]	⸺	Mineral (Barite, Bentonite)	Open Pit Mine	$40,894

1 The Company files a consolidated U.S. federal income tax return which includes, on a consolidated/combined basis, all U.S. federal income taxes attributable to the Company and all of its U.S. corporate subsidiaries. The income tax reported above is that portion of the consolidated group tax liability which relates to those corporate subsidiary entities included in the Company consolidated tax return which are engaged in the commercial development of oil, natural gas, or minerals. Such portion was determined utilizing apportionment methods set forth in applicable U.S. federal income tax regulations.